                                                                                                         Exhibit 11

                                ACTEL CORPORATION

                 STATEMENT RE COMPUTATION OF PER SHARE EARNINGS
               (unaudited, in thousands except per share amounts)

                                                                  Three Months Ended           Six Months Ended
                                                                       June 30,                    June 30,
                                                              --------------------------  --------------------------
                                                                  1996          1995          1996          1995
                                                              ------------  ------------  ------------  ------------
Primary:

Average common shares outstanding.........................         17,761        17,293        17,714        17,246
Convertible preferred stock...............................          2,632         2,632         2,632            --
Net effect of dilutive stock options and warrants.........          1,074           656           942            --
                                                              ------------  ------------  ------------  ------------
Shares used in computing net income (loss) per share......         21,467        20,581        21,288        17,246
                                                              ============  ============  ============  ============
Net income (loss).........................................    $     3,606   $     1,683   $     6,883   $    (7,945)
                                                              ============  ============  ============  ============
Net income (loss) per share...............................    $      0.17   $      0.08   $      0.32   $     (0.46)
                                                              ============  ============  ============  ============

Fully diluted:

Average common shares outstanding.........................         17,761        17,293        17,714        17,246
Convertible preferred stock...............................          2,632         2,632         2,632            --
Net effect of dilutive stock options and warrants.........          1,115           734         1,137            --
                                                              ------------  ------------  ------------  ------------
Shares used in computing net income (loss) per share......         21,508        20,659        21,483        17,246
                                                              ============  ============  ============  ============
Net income (loss).........................................    $     3,606   $     1,683   $     6,883   $    (7,945)
                                                              ============  ============  ============  ============
Net income (loss) per share...............................    $      0.17   $      0.08   $      0.32   $     (0.46)
                                                              ============  ============  ============  ============

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